                                                                   EXHIBIT 10.01


                                 Lease between

                        Ellis-Middlefield Business Park

                                      And

                                 VeriSign, Inc.

                                   Building 1

                           455 East Middlefield Road


                                    Page i

[LETTERHEAD OF SOBRATO DEVELOPMENT COMPANIES]


                                 Lease between
               Ellis-Middlefield Business Park and VeriSign, Inc.
                     Building 1 - 455 East Middlefield Road


Section                                                        Page #
Parties.....................................................        1
Premises....................................................        1
 Definitions................................................        1
 Description................................................        1
 Recordation of Parcel Map..................................        1
 Building 4 Development Approval............................        2
Use.........................................................        2
 Permitted Uses.............................................        2
 Uses Prohibited............................................        2
 Advertisements and Signs...................................        2
 Covenants, Conditions and Restrictions.....................        2
Term and Rental.............................................        3
 Base Monthly Rent..........................................        3
 Late Charges...............................................        3
 Security Deposit...........................................        3
Construction................................................        4
 Landlord's Obligations.....................................        4
Acceptance of Possession and Covenants to Surrender.........        4
 Delivery and Acceptance....................................        4
 Early Access...............................................        5
 Condition Upon Surrender...................................        5
 Failure to Surrender.......................................        5
Alterations and Additions...................................        6
 Tenant's Alterations.......................................        6
 Free From Liens............................................        6
 Compliance With Governmental Regulations...................        6
Maintenance of Premises.....................................        7
 Landlord's Obligations.....................................        7
 Tenant's Obligations.......................................        7
 Common Area Cost Sharing...................................        7
 Waiver of Liability........................................        7
Hazard Insurance............................................        8
 Tenant's Use...............................................        8
 Landlord's Insurance.......................................        8
 Tenant's Insurance.........................................        8
 Waiver.....................................................        8
Taxes.......................................................        8
Utilities...................................................        9
Toxic Waste and Environmental Damage........................        9
 Tenant's Responsibility....................................        9


                                    Page ii

 Tenant's Indemnity Regarding Hazardous Materials...........       10
 Actual Release by Tenant...................................       10
 Environmental Monitoring...................................       11
 Landlord's Indemnity Regarding Hazardous Materials.........       11
Tenant's Default..... ......................................       11
 Remedies...................................................       12
 Right to Re-enter..........................................       12
 Abandonment................................................       12
 No Termination.............................................       13
 Non-Waiver.................................................       13
 Performance by Landlord....................................       13
 Habitual Default...........................................       13
Landlord's  Liability.......................................       13
 Limitation on Landlord's Liability.........................       13
 Limitation on Tenant's Recourse............................       14
 Indemnification of Landlord................................       14
Destruction of Premises.....................................       14
 Landlord's Obligation to Restore...........................       14
 Limitations on Landlord's Restoration Obligation...........       14
Condemnation................................................       15
Assignment or Sublease......................................       15
 Consent by Landlord........................................       15
 Assignment or Subletting Consideration.....................       16
 No Release.................................................       16
 Reorganization of Tenant...................................       16
 Permitted Transfers........................................       17
 Effect of Default..........................................       17
 Conveyance by Landlord.....................................       17
 Successors and Assigns.....................................       17
Option to Extend the Lease Term.............................       17
 Grant and Exercise of Option...............................       17
 Determination of Fair Market Rental........................       18
 Resolution of a Disagreement over the Fair Market Rental...       18
 Personal to Tenant.........................................       19
General Provisions..........................................       19
 Attorney's Fees............................................       19
 Authority of Parties.......................................       19
 Brokers....................................................       19
 Choice of Law..............................................       19
 Dispute Resolution.........................................       19
 Entire Agreement...........................................       20
 Entry by Landlord..........................................       20
 Estoppel Certificates......................................       21
 Exhibits...................................................       21
 Interest...................................................       21
 No Presumption Against Drafter.............................       21
 Notices....................................................       21
 Property Management........................................       22
 Rent.......................................................       22
 Representations............................................       22
 Rights and Remedies........................................       22

                                   Page iii

 Severability...............................................       22
 Submission of Lease........................................       22
 Subordination..............................................       22
 Survival of Indemnities....................................       23
 Time.......................................................       23
 Transportation Demand Management Programs..................       23
 Waiver of Right to Jury Trial..............................       23
 Recordation................................................       23
Right of First Offer to Purchase............................       23
 Grant and Exercise of Option...............................       23
 Exclusions.................................................       24
EXHIBIT A - Premises, Building & Project....................       26
EXHIBIT A-1 - Premises, Building & Project..................       27
EXHIBIT B - Draft Letter of Credit..........................       28

                                    Page iv

                                      Page
1.  PARTIES:    THIS LEASE, is entered into on this 27 day of October, 2000
("Effective Date") between Ellis-Middlefield Business Park, a California Limited Partnership, whose address is 10600 North De Anza Boulevard, Suite 200, Cupertino, CA 95014 and VeriSign, Inc., a Delaware corporation, whose address is 1350 Charleston Road, Mountain View, California, 94043, hereinafter called respectively Landlord and Tenant.

2.  PREMISES:

  A. Definitions.

       i. Building 1.    The term "Building 1" or "Building" shall mean that
single-story building consisting of 32,500 rentable square feet and all improvements therein, shown as Building 1 on Exhibit "A", commonly known as 455
                                             -----------
East Middlefield Road, Mountain View, California, and including parking for approximately 104 cars.

       ii.  Building 2.    The term "Building 2" shall mean that 2-story
building consisting of 49,362 rentable square feet and all improvements therein, shown as Building 2 on Exhibit "A", commonly known as 487 East Middlefield Road,
                       -----------
Mountain View, California.

       iii.  Building 3.    The term "Building 3" shall mean that 2-story
building consisting of 49,362 rentable square feet and all improvements therein, shown as Building 3 on Exhibit "A", commonly known as 501 East Middlefield Road,
                       -----------
Mountain View, California.

       iv.  Building 4.    The term "Building 4" shall mean that 4-story office
building consisting of approximately 100,000 rentable square feet and all improvements therein, which Landlord intends to construct in the location labeled as Building 4 on Exhibit "A", commonly known as 575 East Middlefield
                         -----------
Road, Mountain View, California. As part of construction of Building 4, Landlord shall demolish an existing single-story building of 28,800 square feet currently encumbering the site.

       v. Common Area.    The term "Common Area" shall initially mean that
certain real property and all improvements thereon surrounding Building 1, Building 2, and Building 3, including all parking and landscaped areas. At the commencement of the lease for Building 4, the term "Common Area" shall mean that certain real property and all improvements thereon surrounding Building 1, Building 2, Building 3, and Building 4, including all parking and landscaped areas as shown on Exhibit "A".

       vi.  Project.    The term "Project" shall mean that certain real property
currently consisting of three parcels (APN 160-052-16, 160-052-17, and 160-052-20 respectively) totaling approximately 10.8 acres along East Middlefield Road in Mountain View, California, and all improvements constructed thereon, consisting of Building 1, Building 2, Building 3, Building 4, and the Common Area as shown in Exhibit "A".
                 -----------

       vii.  Premises.    The term "Premises" shall mean Building 1 and the
right to use and obligation to maintain the Common Area. Tenant acknowledges Landlord's right, subject to receipt of all necessary governmental approvals, to and hereby consents to Landlord's construction of Building 4 and Common Area.

     B.  Grant:    Landlord hereby leases the Premises to Tenant, and Tenant
hires the Premises from Landlord.

     C.  Recordation of New Parcel Map:    Tenant consents to recordation by
Landlord of a new parcel map ("Parcel Map") that would combine the three existing parcels currently comprising the Project into one larger parcel to facilitate Landlord's development and construction of Building 4; provided, however, that Landlord's failure to record the Parcel Map shall in no way invalidate this Lease.

     D.  Building 4 Development Approval:    The parties acknowledge that
Landlord is currently negotiating with the city of Mountain View ("City") to rezone the Property and obtain a transit-oriented development ("TOD") permit for construction of Building 4 and the Common Area, generally consistent with Exhibit "A". As part of such permit approval, Tenant agrees to: (i)
-----------
participate in the Valley Transportation Authority's ("VTA") Eco-Pass program for employees of Tenant within the VTA service area; (ii) provide transit subsidies as required by the City for employees of Tenant outside the VTA service area; and (iii) otherwise work cooperatively with Landlord and the City towards meeting Tenant-applicable requirements of TOD permit approval. In the event Landlord, in spite of its reasonable best efforts, it is unable to obtain timely TOD approval to construct Building 4 as generally shown on Exhibit "A",
                                                                  -----------
this Lease shall in no way be invalidated; however, in such event, Landlord shall notify Tenant in writing and the following changes to the Lease shall take effect sixty (60) days following such notice: (i) Lease Exhibit "A" shall be
                                                         -----------
superceded by the attached Exhibit "A-1" and all references in the Lease to
                           -------------
Exhibit "A" shall change to Exhibit "A-1"; and (ii) the definition of Building 4
-----------                 ------------
in Lease Section 2.(iv) shall be changed to read as follows: The term "Building 4" shall mean that single-story building consisting of 28,800 rentable square feet and all improvements therein, shown as Building 4 on Exhibit "A-1",
                                                          -------------
commonly known as 575 East Middlefield Road, Mountain View, California.

3.  USE:

  A. Permitted Uses:    Tenant shall use the Premises as permitted under
applicable zoning laws only for the following purposes and shall not change the use of the Premises without the prior written consent of Landlord: Office, research and development, marketing, light manufacturing, data center, ancillary storage and other incidental uses. Tenant shall use only the number of parking spaces allocated to Tenant under this Lease. All commercial trucks and delivery vehicles shall (i) be parked at the rear of the Building, (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Project, and (iii) permitted to remain within the Project only so long as is reasonably necessary to complete the loading and unloading. Landlord makes no representation or warranty that any specific use of the Premises desired by Tenant is permitted pursuant to any Laws.

  B. Uses Prohibited:    Tenant shall not commit or suffer to be committed on
the Premises any waste, nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant in or around the Premises, nor allow any sale by auction or any other use of the Premises for an unlawful purpose. Tenant shall not (i) damage or overload the electrical, mechanical or plumbing systems of the Premises, (ii) attach, hang or suspend anything from the ceiling, walls or columns of the building in excess of the load limits for which such items are designed or set any load on the floor in excess of the load limits for which for which the floor is designed, or (iii) generate dust, fumes or waste products which create a fire or health hazard or damage the Premises or any portion of the Project, including without limitation the soils or ground water in or around the Project. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature, or any waste materials, refuse, scrap or debris, shall be stored upon or permitted to remain on any portion of the Premises outside of the Building without Landlord's prior approval, which approval may be withheld in its reasonable discretion.

  C. Advertisements and Signs:    Tenant will not place or permit to be placed,
in, upon or about the Premises any signs in violation of the city and other governing authority having jurisdiction. Tenant will not place or permit to be placed upon the Premises any large prominent outdoor signs, advertisements or notices without the written consent of Landlord as to type, size, design, lettering, coloring and location, which consent will not be unreasonably withheld. Any sign placed on the Premises shall be removed by Tenant, at its sole cost, prior to the Expiration Date or promptly following the earlier termination of the Lease, and Tenant shall repair, at its sole cost, any damage or injury to the Premises caused thereby, and if not so removed, then Landlord may have same so removed at Tenant's expense.

  D. Covenants, Conditions and Restrictions:   This Lease is subject to the
effect of (i) any covenants, conditions, restrictions, easements, mortgages or deeds of trust, ground leases, rights of way of record and any other matters or documents of record; and (ii) any zoning laws of the city, county and state where the Building is situated (collectively referred to herein as "Restrictions") and Tenant will conform to and will not violate the terms of any such Restrictions.

4.  TERM AND RENTAL:

  A. Base Monthly Rent:    The term ("Lease Term") shall be for one hundred
thirty two (132) months, commencing November 1, 2000 ("Commencement Date"), and ending October 31, 2011 ("Expiration Date"). Notwithstanding the parties' agreement that the Lease Term begins on the Commencement Date, this Lease and all of the obligations of Landlord and Tenant shall be binding and in full force and effect from and after the Effective Date. In addition to all other sums payable by Tenant under this Lease, Tenant shall pay base monthly rent ("Base Monthly Rent") for the Premises according to the following schedule:

Months 01-12:       $243,750.00 per month
Months 13-24:       $253,500.00 per month
Months 25-36:       $263,640.00 per month
Months 37-48:       $274,186.00 per month
Months 49-60:       $285,153.00 per month
Months 61-72:       $296,559.00 per month
Months 73-84:       $308,422.00 per month
Months 85-96:       $320,758.00 per month
Months 97-108:      $333,589.00 per month
Months 109-120:     $346,932.00 per month
Months 121-132:     $360,810.00 per month

Base Monthly Rent shall be due in advance on or before the first day of each calendar month during the Lease Term. All sums payable by Tenant under this Lease shall be paid to Landlord in lawful money of the United States of America, without offset or deduction and without prior notice or demand, at the address specified in Section 1 of this Lease or at such place or places as may be designated in writing by Landlord during the Lease Term. Base Monthly Rent for any period less than a calendar month shall be a pro rata portion of the monthly installment. Concurrently with Tenant's execution of this Lease, Tenant shall pay to Landlord the sum of $243,750.00 as prepaid rent for the first month of the Lease.

  B. Late Charges:    Tenant hereby acknowledges that late payment by Tenant to
Landlord of Base Monthly Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include but are not limited to: administrative, processing, accounting, and late charges which may be imposed on Landlord by the terms of any contract, revolving credit, mortgage, or trust deed covering the Premises. Accordingly, if any installment of Base Monthly Rent or other sum due from Tenant shall not be received by Landlord or its designee within five (5) business days after receipt by Tenant of written notice from Landlord that such installment or sum was not received when due, Tenant shall pay to Landlord a late charge equal to five (5%) percent of such overdue amount, which late charge shall be due and payable on the same date that the overdue amount was due. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant, excluding interest and reasonable attorneys' fees and costs. If any rent or other sum due from Tenant remains delinquent for a period in excess of thirty (30) days then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate specified in Section 19.J following the date such amount became due until paid. Acceptance by Landlord of such late charge shall not constitute a waiver of Tenant's default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for four (4) consecutive installments of Base Monthly Rent, then the Base Monthly Rent shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding any provision of this Lease to the contrary.

  C. Security Deposit:    Concurrently with Tenant's execution of this Lease,
Tenant has deposited with Landlord the sum of Two Hundred Forty Three Thousand Five Hundred and No/100 Dollars ($243,500.00) ("Security "Deposit"). Landlord shall not be deemed a trustee of the Security Deposit, may use the Security Deposit in business, and shall not be required to segregate it from its general accounts. Tenant shall not be entitled to interest on the Security Deposit. If Tenant defaults with respect to any provisions of the Lease, including but not limited to the provisions relating to payment of Base Monthly Rent or other charges, Landlord may, to the extent reasonably necessary to remedy Tenant's default, use any or all of the Security Deposit towards payment of the following: (i) Base Monthly Rent or other charges in default; (ii) any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default including, but not limited to Tenant's failure to restore or clean the Premises following vacation thereof. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand from Landlord, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its full original amount, and shall pay to Landlord such other sums as necessary to reimburse Landlord for any sums paid by Landlord. If Tenant shall be in either monetary default or material non-monetary default more than four (4) times in any twelve (12) month period, then the Security Deposit shall, within ten (10) days after demand by Landlord, be increased by Tenant to an amount equal to three (3) times the Base Monthly Rent. Tenant may not assign or encumber the Security Deposit without the consent of Landlord. Any attempt to do so shall be void and shall not be binding on Landlord. The Security Deposit shall be returned to Tenant within thirty (30) days after the Expiration Date and surrender of the Premises to Landlord, less any amount deducted in accordance with this Section, together with Landlord's written notice itemizing the amounts and purposes for such deduction. In the event of termination of Landlord's interest in this Lease, Landlord may deliver or credit the Security Deposit to Landlord's successor in interest in the Premises and thereupon be relieved of further responsibility with respect to the Security Deposit.

Landlord agrees that in lieu of a cash Security Deposit, Tenant may deposit a letter of credit ("Letter of Credit") substantially in the form attached hereto as Exhibit "B". Landlord shall be entitled to draw against the Letter of Credit
   -----------
at any time provided only that Landlord certifies to the issuer of the Letter of Credit that Tenant is in default under the Lease. Tenant shall keep the letter of credit in effect during the entire Lease Term, as the same may be extended, plus a period of four (4) weeks after expiration of the Lease Term. At least thirty (30) days prior to expiration of any Letter of Credit, the term thereof shall be renewed or extended for a period of at least one (1) year. Tenant's failure to so renew or extend the Letter of Credit shall be a material default of this Lease by Tenant. In the event Landlord draws against the Letter of Credit, Tenant shall replenish the existing Letter of Credit or cause a new Letter of Credit to be issued such that the aggregate amount of letters of credit available to Landlord at all times during the Lease Term is the amount of the Security Deposit originally required.

5.  CONSTRUCTION:

  A. Landlord's Obligations:    Except as specifically provided in this
paragraph, prior to Commencement Date Landlord shall ensure that the existing Building and Building systems are in good operating condition and repair including the foundation, structural components, exterior walls, plumbing, HVAC, sprinklers, electrical (including panels and outlets), doors (both shipping and personnel), roof structure and membrane, exterior landscaping, irrigation and lighting, and parking lot. "Good operating condition and repair" as used in this paragraph means that all of the foregoing systems for which Landlord is responsible shall be fully operational and functional for use for the purposes for which such systems were intended, and there is no deferred maintenance required. Without limitation of the foregoing: (i) the roof membrane shall be inspected by a reputable and licensed roofing contractor or roofing inspector and repaired as necessary to put into good operating condition and repair based on such inspection; (ii) the HVAC system shall be inspected by a reputable and licensed HVAC contractor and repaired as necessary to put into good operating condition and repair based on such inspection, as evidenced by a report by such contractor; (iii) all windows shall be washed inside and out, and there shall be no cracked or broken windows; (iv) all burned out, discolored or broken lightbulbs, ballasts and lenses shall be replaced; and (v) the parking lot shall be re-sealed and striped by a reputable and licensed asphalt contractor provided, however, that Landlord shall have sixty days from the Commencement Date to complete the parking lot re-sealing and striping.

6.  ACCEPTANCE OF POSSESSION AND COVENANTS TO SURRENDER:

  A. Delivery and Acceptance:    On the Commencement Date, Landlord shall
deliver and Tenant shall accept possession of the Premises. Tenant acknowledges that it has had an opportunity to conduct, and has conducted, such inspections of the Premises as it deems necessary to evaluate its condition. Except as otherwise specifically provided herein, Tenant agrees to accept possession of the Premises in its then existing condition, subject to all Restrictions and without representation or warranty by Landlord.

  B. Early Access:    Tenant shall be allowed early access and occupancy of the
Premises from September 1, 2000 until the Commencement Date ("Early Access Period") for the purpose of constructing Tenant Improvements and otherwise preparing for its occupancy. Tenant shall be subject to all the terms and conditions of the Lease during the Early Access Period except that no Base Monthly Rent or other expenses shall be due or payable.

  C. Condition Upon Surrender:    Tenant further agrees on the Expiration Date
or on the sooner termination of this Lease, to surrender the Premises to Landlord in good condition and repair, normal wear and tear excepted. In this regard, "normal wear and tear" shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of the best standards for maintenance, repair replacement, and janitorial practices, and does not include items of neglected or deferred maintenance. In any event, Tenant shall cause the following to be done prior to the Expiration Date or sooner termination of this Lease: (i) all interior walls shall be painted or cleaned so that they appear freshly painted, (ii) all tiled floors shall be cleaned and waxed, (iii) all carpets shall be cleaned and shampooed, (iv) all broken, marred, stained or nonconforming acoustical ceiling tiles shall be replaced, (v) all cabling placed above the ceiling by Tenant or Tenant's contractors shall be removed unless such cabling has been placed in trays especially designed for such purpose and is not weighing directly on the ceiling, (vi) all windows shall be washed; (vii) the HVAC system shall be serviced by a reputable and licensed service firm and left in "good operating condition and repair" as evidenced by a report by such firm, (viii) the plumbing and electrical systems and lighting shall be placed in good order and repair (including replacement of any burned out, discolored or broken light bulbs, ballasts, or lenses. On or before the Expiration Date or sooner termination of this Lease, Tenant shall remove all its personal property and trade fixtures from the Premises. All property and fixtures not so removed shall be deemed as abandoned by Tenant. At the expiration of the Lease Term, Landlord shall not have the right to require that Tenant remove from the Premises any Alterations (as defined in Section 7 below) made with Landlord's consent unless Landlord, at the time of granting such consent, indicates that the subject Alteration must be removed upon the expiration of the Lease Term. With respect to Permitted Alterations as defined in Section 7A. below, Tenant shall ascertain from Landlord within ninety (90) days before the Expiration Date whether Landlord desires to have such Permitted Alterations removed. If Landlord so elects, Tenant shall, at its sole cost and expense, remove such Alterations as Landlord has required and shall repair and restore the affected areas of the Premises prior to the Expiration Date to a standard open office plan with materials and finishes consistent with the other open office areas within the Premises. Such repair and restoration shall include causing the Premises to be brought into compliance with all applicable building codes and laws in effect at the time of the removal to the extent such compliance is necessitated by the repair and restoration work.

  D. Failure to Surrender:    If the Premises are not surrendered at the
Expiration Date or sooner termination of this Lease in the condition required by this Section 6, Tenant shall be deemed in a holdover tenancy pursuant to this
Section 6.D. and Tenant shall indemnify, defend, and hold Landlord harmless against loss or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any claims made by any succeeding tenant founded on such delay and costs incurred by Landlord in returning the Premises
to the required condition, plus interest at the Agreed Interest Rate.   Any
holding over after the termination or Expiration Date with Landlord's express written consent, shall be construed as month-to-month tenancy, terminable on thirty (30) days written notice from either party, and Tenant shall pay as Base Monthly Rent to Landlord a rate equal to one hundred twenty five percent (125%) of the Base Monthly Rent due in the month preceding the termination or Expiration Date, plus all other amounts payable by Tenant under this Lease. Any holding over shall otherwise be on the terms and conditions herein specified, except those provisions relating to the Lease Term and any options to extend or renew, which provisions shall be of no further force and effect following the expiration of the applicable exercise period. If Tenant remains in possession of the Premises after the Expiration Date or sooner termination of this Lease without Landlord's consent, Tenant's continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as rent during the holdover period an amount equal to one hundred fifty percent (150%) of the Base Monthly Rent due in the month preceding the termination or Expiration Date, plus all other amounts payable by Tenant under this Lease. This provision shall survive the termination or expiration of the Lease.

7.  ALTERATIONS AND ADDITIONS:

  A. Tenant's Alterations:    Tenant shall not make, or suffer to be made, any
alteration or addition to the Premises ("Alterations"), or any part thereof, without obtaining Landlord's prior written consent and delivering to Landlord the proposed architectural and structural plans for all such Alterations at least fifteen (15) days prior to the start of construction. If such Alterations affect the structure of the Building, Tenant additionally agrees to reimburse Landlord its reasonable out-of-pocket costs incurred in reviewing Tenant's plans. After obtaining Landlord's consent, which consent shall state whether or not Landlord will require Tenant to remove such Alteration at the expiration or earlier termination of this Lease, Tenant shall not proceed to make such Alterations until Tenant has obtained all required governmental approvals and permits. Tenant agrees to provide Landlord (i) written notice of the anticipated and actual start-date of the work, (ii) a complete set of half-size (15" X 21") vellum as-built drawings, and (iii) a certificate of occupancy for the work upon completion of the Alterations. All Alterations shall be constructed in compliance with all applicable building codes and laws including, without limitation, the Americans with Disabilities Act of 1990 as amended from time to time. Upon the Expiration Date, all Alterations, except movable furniture and trade fixtures, shall become a part of the realty and belong to Landlord but shall nevertheless be subject to removal by Tenant as provided in
Section 6 above. Alterations which are not deemed as trade fixtures include heating, lighting, electrical systems, air conditioning, walls, carpeting, or any other installation which has become an integral part of the Premises (excepting backup power generators or a UPS system, which Tenant shall have the right to remove). All Alterations shall be maintained, replaced or repaired by Tenant at its sole cost and expense.

Notwithstanding the foregoing, Tenant shall be entitled, without obtaining Landlord's consent, to make Alterations which do not affect the structure of the Building and which do not cost more than Seventy Thousand Dollars ($70,000.00) per Alteration ("Permitted Alterations"); provided, however, that: (i) Tenant shall still be required to comply with all other provisions of this paragraph; and (ii) such Permitted Alterations are subject to removal by Tenant at Landlord's election pursuant to Section 6.C. above at the expiration or earlier termination of the Lease.

  B. Free From Liens:    Tenant shall keep the Premises free from all liens
arising out of work performed, materials furnished, or obligations incurred by Tenant or claimed to have been performed for Tenant. In the event Tenant fails to discharge any such lien within sixty (60) days after receiving notice of the filing, Landlord shall be entitled to discharge the lien at Tenant's expense and all resulting costs incurred by Landlord, including attorney's fees shall be due from Tenant as additional rent.

  C. Compliance With Governmental Regulations: The term Laws or Governmental Regulations shall include all federal, state, county, city or governmental agency laws, statutes, ordinances, standards, rules, requirements, or orders now in force or hereafter enacted, promulgated, or issued. The term also includes government measures regulating or enforcing public access, traffic mitigation, occupational, health, or safety standards for employers, employees, landlords, or tenants. Tenant, at Tenant's sole expense shall make all repairs, replacements, alterations, or improvements needed to comply with all Governmental Regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any action or proceeding against Tenant (whether Landlord be a party thereto or not) that Tenant has violated any such law, regulation or other requirement in its use of the Premises shall be conclusive of that fact as between Landlord and Tenant.

The foregoing notwithstanding, if any repair, replacement, alteration or improvement is required to the Building foundation, exterior load bearing walls, roof structure or any other structural component of the Building (excluding structural components installed by Tenant) as a result of any Governmental Regulations and such required work is not caused by Tenant's specific use or Alterations, the cost of such repair, replacement, alteration or improvement shall be allocated between Landlord and Tenant such that Tenant shall pay to Landlord upon completion of such work, the portion of the cost equal to the product of such cost multiplied by a fraction, the numerator of which is the number of years remaining in the Lease Term, the denominator of which is the useful life (in years) of the repair, replacement, alteration or addition; provided, however, that if the Tenant thereafter exercises a renewal option, then upon Tenant's exercise of the renewal option, the numerator of the fraction shall be adjusted to the sum of: (i) the Lease Term remaining at the time the repair, replacement, alteration or addition was made; and (ii) the number of years in the Option Term; and Landlord's reimbursement obligation shall immediately thereafter be re-calculated.

8.  MAINTENANCE OF PREMISES:

  A. Landlord's Obligations:    Landlord at its sole cost and expense, shall
maintain in good condition, order, and repair, and replace as and when necessary, the foundation, exterior load bearing walls and roof structure, and all other structural components of the Building, excluding any components installed by Tenant.

  B. Tenant's Obligations:    Tenant shall clean, maintain, repair and replace
when necessary the Premises and every part thereof through regular inspections and servicing, including but not limited to: (i) all plumbing and sewage facilities, (ii) all heating ventilating and air conditioning facilities and equipment, (iii) all fixtures, interior walls floors, carpets and ceilings, (iv) all windows, door entrances, plate glass and glazing systems including caulking, and skylights, (v) all electrical facilities and equipment, (vi) all automatic fire extinguisher equipment, (vii) the parking lot and all underground utility facilities servicing the Premises, (viii) the roof membrane system, and (ix) all waterscape, landscaping and shrubbery. All wall surfaces and floor tile are to be maintained in an as good a condition as when Tenant took possession free of
holes, gouges, or defacements.   With respect to items (ii) and (viii) above,
Tenant shall provide Landlord a copy of a service contract between Tenant and a licensed service contractor providing for periodic maintenance of all such systems or equipment in conformance with the manufacturer's recommendations. Tenant shall provide Landlord a copy of such preventive maintenance contracts and paid invoices for the recommended work if requested by Landlord.

If as a part of Tenant's fulfillment of its maintenance obligations during the last three (3) years of the Lease Term a replacement of the roof membrane is necessary, Landlord shall reimburse Tenant for the cost of the replacement less the sum of (i) Thirty Thousand Dollars ($30,000.00) plus (ii) that portion of the cost over $30,000.00 equal to the product of such cost multiplied by a fraction, the numerator of which is the number of years remaining in the Lease Term, the denominator of which is the useful life (in years) of the roof replacement; provided, however, that if the roof replacement is made during the initial Lease Term and Tenant thereafter exercises a renewal option, then upon Tenant's exercise of the renewal option, the numerator of the fraction shall be adjusted to the sum of: (i) the Lease Term remaining at the time the roof replacement was made; and (ii) the number of years in the Option Term; and Landlord's reimbursement obligation shall immediately thereafter be re-calculated.

  C. Common Area Cost Sharing:    Pursuant to Tenant's maintenance obligations
under this Lease, Tenant is solely responsible for the Common Area so long as it is leasing all buildings within the Project. In the event Tenant does not lease all buildings within the Project, Tenant shall remain obligated for such expenses; however, the Lease shall be amended to provide for Landlord's management of the Common Area and reimbursement by Tenant of only its pro rata share, such share to be calculated based on leased square footage within the Project.

  D. Waiver of Liability:     Failure by Landlord to perform any defined
services, or any cessation thereof, when such failure is caused by accident, breakage, repairs, strikes, lockout or other labor disturbances or labor disputes of any character or by any other cause, similar or dissimilar, shall not render Landlord liable to Tenant in any respect, including damages to either person or property, except to the extent due to Landlord's active negligence or willful misconduct, nor be construed as an eviction of Tenant, nor cause an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Should any equipment or machinery utilized in supplying the services listed herein break down or for any cause cease to function properly, upon receipt of written notice from Tenant of any deficiency or failure of any services, Landlord shall use reasonable diligence to repair the same promptly, but Tenant shall have no right to terminate this Lease and shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom, except to the extent due to Landlord's active negligence or willful misconduct. Tenant waives the provisions of California Civil Code Sections 1941 and 1942 concerning the Landlord's obligation of tenantability and Tenant's right to make repairs and deduct the cost of such repairs from the rent. Landlord shall not be liable for a loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing, or its failure to furnish, any of the foregoing.

9.  HAZARD INSURANCE:

  A. Tenant's Use: Tenant shall not use or permit the Premises, or any part thereof, to be used for any purpose other than that for which the Premises are hereby leased; and no use of the Premises shall be made or permitted, nor acts done, which will cause an increase in premiums or a cancellation of any insurance policy covering the Premises or any part thereof, nor shall Tenant sell or permit to be sold, kept, or used in or about the Premises, any article prohibited by the standard form of fire insurance policies. Tenant shall, at its sole cost, comply with all requirements of any insurance company or organization necessary for the maintenance of reasonable fire and public liability insurance covering the Premises and appurtenances.

  B. Landlord's Insurance:    Landlord agrees to purchase and keep in force
fire, extended coverage insurance in an amount equal to the replacement cost of the Building (not including any Tenant Improvements or Alterations paid for by Tenant) as determined by Landlord's insurance company's appraisers. At Landlord's election, such fire and property damage insurance may be endorsed to cover loss caused by such additional perils against which Landlord may elect to insure, including earthquake and/or flood, and shall contain reasonable deductibles. Additionally Landlord may maintain a policy of (i) commercial general liability insurance insuring Landlord (and such others designated by Landlord) against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Premises or Project in an amount as Landlord determines is reasonably necessary for its protection, and (ii) rental loss insurance covering a twelve (12) month period. Tenant agrees to pay Landlord as additional rent, on demand, the full cost of said insurance as evidenced by insurance billings to Landlord, and in the event of damage covered by said insurance, the amount of any deductible under such policy. Payment shall be due to Landlord within ten (10) days after written invoice to Tenant. It is understood and agreed that Tenant's obligation under this Section will be prorated to reflect the Lease Commencement and Expiration Dates.

  C. Tenant's Insurance:    Tenant agrees, at its sole cost, to insure its
personal property, Tenant Improvements, and Alterations for their full replacement value (without depreciation) and to obtain worker's compensation and public liability and property damage insurance for occurrences within the Premises with a combined single limit of not less than Five Million Dollars ($5,000,000.00). Tenant's liability insurance shall be primary insurance containing a cross-liability endorsement, and shall provide coverage on an "occurrence" rather than on a "claims made" basis. Tenant shall name Landlord and Landlord's lender as an additional insured and shall deliver a copy of the policies and renewal certificates to Landlord. All such policies shall provide for thirty (30) days' prior written notice to Landlord of any cancellation, termination, or reduction in coverage.

  D. Waiver:    Landlord and Tenant hereby waive all rights each may have
against the other on account of any loss or damage sustained by Landlord or Tenant, as the case may be, or to the Premises or its contents, which may arise from any risk covered by their respective insurance policies (or which would have been covered had such insurance policies been maintained in accordance with this Lease) as set forth above. The Parties shall use their reasonable efforts to obtain from their respective insurance companies a waiver of any right of subrogation which said insurance company may have against Landlord or Tenant, as the case may be.

10.  TAXES:    Tenant shall be liable for and shall pay as additional rental, prior to delinquency, the following: (i) all taxes and assessments levied against Tenant's personal property and trade or business fixtures; (ii) all real estate taxes and assessment installments or other impositions or charges which may be levied on the Premises or upon the occupancy of the Premises, including any substitute or additional charges which may be imposed applicable to the Lease Term; and (iii) real estate tax increases due to an increase in assessed value resulting from a sale, transfer or other change of ownership of the Premises as it appears on the City and County tax bills during the Lease Term. All real estate taxes shall be prorated to reflect the Lease Commencement and Expiration Dates. If, at any time during the Lease Term a tax, excise on rents, business license tax or any other tax, however described, is levied or assessed against Landlord as a substitute or addition, in whole or in part, for taxes assessed or imposed on land or Buildings, Tenant shall pay and discharge its pro rata share of such tax or excise on rents or other tax before it becomes delinquent; except that this provision is not intended to cover net income taxes, inheritance, gift or estate tax imposed upon Landlord. In the event that a tax is placed, levied, or assessed against Landlord and the taxing authority takes the position that Tenant cannot pay and discharge its pro rata share of such tax on behalf of Landlord, then Landlord may increase the Base Monthly Rent by the exact amount of such tax and Tenant shall pay such increase. If by virtue of any application or proceeding brought by Landlord, there results a reduction in the assessed value of the Premises during the Lease Term, Tenant agrees to pay Landlord a fee consistent with the fees charged by a third party appeal firm for such services.

Notwithstanding the foregoing, if property taxes increase during the first three years of the Lease Term as a result of a reassessment due to a voluntary change of ownership, Tenant shall be responsible for payment of the resulting property tax increase as follows: during the first twelve months, Tenant shall be responsible for payment of thirty three percent (33%) of the tax increase; during the second twelve months, Tenant shall be responsible for payment of sixty seven percent (67%) of the tax increase, thereafter Tenant shall be responsible for payment of the entire tax increase.

11.  UTILITIES:    Tenant shall pay directly to the providing utility all water, gas, electric, telephone, and other utilities supplied to the Premises.
Landlord shall not be liable for loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing or the utility company's failure to furnish utilities to the Premises, and in such event Tenant shall not be entitled to abatement or reduction of any portion of Base Monthly Rent or any other amount payable under this Lease.

12.  TOXIC WASTE AND ENVIRONMENTAL DAMAGE:

  A. Tenant's Responsibility:    Without the prior written consent of Landlord,
Tenant or Tenant's agents, employees, contractors and invitees ("Tenant's Agents") shall not bring, use, or permit upon the Premises, or generate, create, release, emit, or dispose (nor permit any of the same) from the Premises any chemicals, toxic or hazardous gaseous, liquid or solid materials or waste, including without limitation, material or substance having characteristics of ignitability, corrosivity, reactivity, or toxicity or substances or materials which are listed on any of the Environmental Protection Agency's lists of hazardous wastes or which are identified in Division 22 Title 26 of the California Code of Regulations as the same may be amended from time to time or any other similar wastes, materials or substances which are or may become regulated by or under the authority of any applicable local, state or federal laws, judgments, ordinances, orders, rules, regulations, codes or other governmental restrictions, guidelines or requirements ("Hazardous Materials") except for those substances customary in typical office uses for which no consent shall be required. In order to obtain consent, Tenant shall deliver to Landlord its written proposal describing the toxic material to be brought onto the Premises, measures to be taken for storage and disposal thereof, safety measures to be employed to prevent pollution of the air, ground, surface and ground water. Landlord's approval may be withheld in its reasonable judgment. In the event Landlord consents to Tenant's use of Hazardous Materials on the Premises or such consent is not required, Tenant represents and warrants that it shall comply with all Governmental Regulations applicable to Hazardous Materials including doing the following: (i) adhere to all reporting and inspection requirements imposed by Federal, State, County or Municipal laws, ordinances or regulations and will provide Landlord a copy of any such reports or agency inspections; (ii) obtain and provide Landlord copies of all necessary permits required for the use and handling of Hazardous Materials on the Premises; (iii) enforce Hazardous Materials handling and disposal practices consistent with industry standards;
(iv) surrender the Premises free from any Hazardous Materials arising from Tenant's bringing, using, permitting, generating, creating, releasing, emitting or disposing of Hazardous Materials; and (v) properly close the facility with regard to Hazardous Materials including the removal or decontamination of any process piping, mechanical ducting, storage tanks, containers, or trenches which have come into contact with Hazardous Materials and obtain a closure certificate from the local administering agency prior to the Expiration Date. Landlord acknowledges and consents to the storage on the Premises by Tenant of diesel fuel for Tenant's emergency generators, such storage to be in above-ground tanks reasonably approved by Landlord.

  B. Tenant's Indemnity Regarding Hazardous Materials:    Tenant shall, at its
sole cost and expense, comply with all laws pertaining to, and shall with counsel reasonably acceptable to Landlord, indemnify, defend and hold harmless Landlord and Landlord's trustees, shareholders, directors, officers, employees, partners, affiliates, and agents from, any claims, liabilities, costs or expenses incurred or suffered arising from the bringing, using, permitting, generating, emitting or disposing of Hazardous Materials by Tenant or Tenant's Agents through the surface soils of the Premises during the Lease Term or the violation of any Governmental Regulation or environmental law, by Tenant or Tenant's Agents. Tenant's foregoing indemnification, defense, and hold harmless obligations include, without limitation, the following: (i) claims, liability, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under common law or under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Resource Conservation and Recovery Act of 1980 ("RCRA") or any other federal, state, county or municipal law, ordinance or regulation now or hereafter in effect; (ii) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of Hazardous Materials from soils, riverbeds or aquifers including the provision of an alternative public drinking water source; (iii) all costs of defending such claims; (iv) losses attributable to diminution in the value of the Premises or the Building; (v) loss or restriction of use of rentable space in the Building;
(vi) adverse effect on the marketing of any space in the Building; and (vi) all other liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders or judgments), damages (including consequential and punitive damages), and costs (including attorney, consultant, and expert fees and expenses) resulting from the release or violation. This Section 12.B shall survive the expiration or termination of this Lease.

  C. Actual Release by Tenant:    Tenant agrees to notify Landlord of any
lawsuits or orders which relate to the remedying of or actual release of Hazardous Materials on or into the soils or ground water at or under the Premises. Tenant shall also provide Landlord all notices required by Section 25359.7(b) of the Health and Safety Code and all other notices required by law to be given to Landlord in connection with Hazardous Materials. Without limiting the foregoing, Tenant shall also deliver to Landlord, within twenty
(20) days after receipt thereof, any written notices from any governmental agency alleging a material violation of, or material failure to comply with, any federal, state or local laws, regulations, ordinances or orders, the violation of which or failure to comply with poses a foreseeable and material risk of contamination of the ground water or injury to humans (other than injury solely to Tenant or Tenant's Agents).

     In the event of any release on or into the Premises or into the soil or ground water under the Premises, the Building or the Project of any Hazardous Materials used, treated, stored or disposed of by Tenant or Tenant's Agents, Tenant agrees to comply, at its sole cost, with all laws, regulations, ordinances and orders of any federal, state or local agency relating to the monitoring or remediation of such Hazardous Materials. In the event of any such release of Hazardous Materials Tenant shall immediately give verbal and follow-up written notice of the release to Landlord, and Tenant agrees to meet and confer with Landlord and its Lender to attempt to eliminate and mitigate any financial exposure to such Lender and resultant exposure to Landlord under California Code of Civil Procedure Section 736(b) as a result of such release, and promptly to take reasonable monitoring, cleanup and remedial steps given, inter alia, the historical uses to which the Property has and continues to be used, the risks to public health posed by the release, the then available technology and the costs of remediation, cleanup and monitoring, consistent with acceptable customary practices for the type and severity of such contamination and all applicable laws. Nothing in the preceding sentence shall eliminate, modify or reduce the obligation of Tenant under 12.B of this Lease to indemnify, defend and hold Landlord harmless from any claims liabilities, costs or expenses incurred or suffered by Landlord. Tenant shall provide Landlord prompt written notice of Tenant's monitoring, cleanup and remedial steps.

  In the absence of an order of any federal, state or local governmental or quasi-governmental agency relating to the cleanup, remediation or other response action required by applicable law, any dispute arising between Landlord and Tenant concerning Tenant's obligation to Landlord under this Section 12.C concerning the level, method, and manner of cleanup, remediation or response action required in connection with such a release of Hazardous Materials shall be resolved by mediation and/or arbitration pursuant to this Lease.

  D. Environmental Monitoring:     Landlord and its agents shall have the right
to inspect, investigate, sample and monitor the Premises including any air, soil, water, ground water or other sampling or any other testing, digging, drilling or analysis to determine whether Tenant is complying with the terms of this Section 12. If Landlord discovers that Tenant is not in compliance with the terms of this Section 12, any such costs incurred by Landlord, including attorneys' and consultants' fees, shall be due and payable by Tenant to Landlord within thirty (30) days following Landlord's written demand therefore.

  E. Landlord's Indemnity Regarding Hazardous Materials:    Landlord shall, at
its sole cost and expense, with counsel reasonably acceptable to Tenant, indemnify, defend, and hold Tenant harmless from any claims, liabilities, costs or expenses incurred or suffered by Tenant related to the release, existence, removal, investigation, monitoring or remediation of Hazardous Materials which are present or which come to be present on or beneath the Premises except to the extent the presence of such Hazardous Materials is caused by Tenant or Tenant's agents. Landlord's indemnification and hold harmless obligations include, without limitation, (i) claims, liability, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under common law or CERCLA, RCRA, or any other federal, state, county or municipal law, ordinance or regulation now or hereinafter in effect, (ii) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of Hazardous Materials from soils, riverbeds or aquifers including the provision of an alternative public drinking water source, and (iii) all costs of defending such claims. In no event shall Landlord be liable for any consequential damages suffered or incurred by Tenant as a result of any such contamination.

13.  TENANT'S DEFAULT:    The occurrence of any of the following shall
constitute a default and breach of this Lease by Tenant: (i) Tenant's failure to pay the Base Monthly Rent including additional rent or any other payment due under this Lease within five (5) business days after receipt by Tenant of written notice from Landlord that such Base Monthly Rent or other payment was not received when due, (ii) the abandonment of the Premises by Tenant; (iii) Tenant's failure to observe and perform any other required provision of this Lease, where such failure continues for thirty (30) days after written notice from Landlord; provided, however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Tenant shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion; (iv) Tenant's making of any general assignment for the benefit of creditors; (v) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty
(60) days after the filing); (vi) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within sixty (60) days; or (vii) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged within sixty (60) days.

  A. Remedies:    In the event of any such default by Tenant, then in addition to other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event Landlord elects to so terminate this Lease, Landlord may recover from Tenant all the following: (i) the worth at time of award of any unpaid rent which had been earned at the time of such termination; (ii) the worth at time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss for the same period that Tenant proves could have been reasonably avoided; (iii) the worth at time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform its obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom; including the following: (x) expenses for repairing, altering or remodeling the Premises for purposes of reletting, (y) broker's fees, advertising costs or other expenses of reletting the Premises, and (z) costs of carrying the Premises such as taxes, insurance premiums, utilities and security precautions; and (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted by applicable California law. The term "rent", as used herein, is defined as the minimum monthly installments of Base Monthly Rent and all other sums required to be paid by Tenant pursuant to this Lease, all such other sums being deemed as additional rent due hereunder. As used in (i) and (ii) above, "worth at the time of award" shall be computed by allowing interest at a rate equal to the discount rate of the Federal Reserve Bank of San Francisco plus five (5%) percent per annum. As used in (iii) above, "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one (1%) percent.

  B. Right to Re-enter:     In the event of any such default by Tenant, Landlord
shall have the right, after terminating this Lease, to re-enter the Premises and remove all persons and property. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, and disposed of by Landlord in any manner permitted by law.

  C. Abandonment:     If Landlord does not elect to terminate this Lease as
provided in Section 13.A or 13.B above, then the provisions of California Civil Code Section 1951.4, (Landlord may continue the lease in effect after Tenant's breach and abandonment and recover rent as it becomes due if Tenant has a right to sublet and assign, subject only to reasonable limitations) as amended from time to time, shall apply and Landlord may from time to time, without terminating this Lease, either recover all rental as it becomes due or relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its reasonable discretion may deem advisable, with the right to make alterations and repairs to the Premises. In the event that Landlord elects to so relet, rentals received by Landlord from such reletting shall be applied in the following order to: (i) the payment of any indebtedness other than Base Monthly Rent due hereunder from Tenant to Landlord; (ii) the payment of any cost of such reletting; (iii) the payment of the cost of any alterations and repairs to the Premises; and (iv) the payment of Base Monthly Rent due and unpaid hereunder. The residual rentals, if any, shall be held by Landlord and applied in payment of future Base Monthly Rent as the same may become due and payable hereunder. Landlord shall have the obligation to market the space but shall have no obligation to relet the Premises following a default if Landlord has other comparable available space within the Building or Project. In the event the portion of rentals received from such reletting which is applied to the payment of rent hereunder during any month be less than the rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord immediately upon demand. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

  D. No Termination:     Landlord's re-entry or taking possession of the
Premises pursuant to 13.B or 13.C shall not be construed as an election to terminate this Lease unless written notice of such intention is given to Tenant or unless the termination is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such default.

  E. Non-Waiver:   Landlord may accept Tenant's payments without waiving any
rights under this Lease, including rights under a previously served notice of default. No payment by Tenant or receipt by Landlord of a lesser amount than any installment of rent due shall be deemed as other than payment on account of the amount due. If Landlord accepts payments after serving a notice of default, Landlord may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of default without giving Tenant any further notice or demand. Furthermore, the Landlord's acceptance of rent from the Tenant when the Tenant is holding over without express written consent does not convert Tenant's Tenancy from a tenancy at sufferance to a month to month tenancy. No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Landlord of any provision of this Lease must be in writing. Such waiver shall affect only the provision specified and only for the time and in the manner stated in the writing. No delay or omission in the exercise of any right or remedy by Landlord shall impair such right or remedy or be construed as a waiver thereof by Landlord. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute acceptance of the surrender of the Premises by Tenant before the Expiration Date. Only written notice from Landlord to Tenant of acceptance shall constitute such acceptance of surrender of the Premises. Landlord's consent to or approval of any act by Tenant which requires Landlord's consent or approvals shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent act by Tenant.

  F. Performance by Landlord:    If Tenant fails to perform any obligation
required under this Lease or by law or governmental regulation, Landlord in its sole discretion may, after ten (10) days prior written notice to Tenant, without waiving any rights or remedies and without releasing Tenant from its obligations hereunder, perform such obligation, in which event Tenant shall pay Landlord as additional rent all sums paid by Landlord in connection with such substitute performance, including interest at the Agreed Interest Rate (as defined in Section 19.J) within ten (10) days of Landlord's written notice for such payment.

  G. Habitual Default:    The provisions of Section 13 notwithstanding, the
Parties agree that if Tenant has been in either monetary default or material non-monetary default (beyond applicable notice and cure periods) in the performance of any (but not necessarily the same) term or condition of this Lease for four or more times during any twelve (12) month period during the Lease Term, then such conduct shall, at the election of the Landlord, represent a separate event of default which cannot be cured by Tenant. Tenant acknowledges that the purpose of this provision is to prevent repetitive defaults by Tenant, which work a hardship upon Landlord and deprive Landlord of Tenant's timely performance under this Lease.

14.  LANDLORD'S  LIABILITY:

  A. Limitation on Landlord's Liability:    In the event of Landlord's failure
to perform any of its covenants or agreements under this Lease, Tenant shall give Landlord written notice of such failure and shall give Landlord thirty (30) days to cure or commence to cure such failure prior to any claim for breach or resultant damages, provided, however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Landlord shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion. In addition, upon any such failure by Landlord, Tenant shall give notice by registered or certified mail to any person or entity with a security interest in the Premises ("Mortgagee") that has provided Tenant with notice of its interest in the Premises, and shall provide Mortgagee a reasonable opportunity to cure such failure, including such time to obtain possession of the Premises by power of sale or judicial foreclosure, if such should prove necessary to effectuate a cure. Tenant agrees that each of the Mortgagees to whom this Lease has been assigned is an expressed third-party beneficiary hereof. Tenant waives any right under California Civil Code Section 1950.7 or any other present or future law to the collection of any payment or deposit from Mortgagee or any purchaser at a foreclosure sale of Mortgagee's interest unless Mortgagee or such purchaser shall have actually received and not refunded the applicable payment or deposit. Tenant further waives any right to terminate this Lease and to vacate the Premises on Landlord's default under this Lease, except in the event of a constructive eviction under law. Tenant's sole remedy on Landlord's default is an action for damages or injunctive or declaratory relief.

  B. Limitation on Tenant's Recourse':    If Landlord is a corporation, trust,
partnership, joint venture, unincorporated association or other form of business entity, then (i) the obligations of Landlord shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals or representatives except to the extent of their interest in the Premises. Tenant shall have recourse only to the interest of Landlord in the Premises or for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations.

  C. Indemnification of Landlord:    As a material part of the consideration
rendered to Landlord, Tenant hereby waives all claims against Landlord for damages to goods, wares and merchandise, and all other personal property in, upon or about said Premises and for injuries to persons in or about said Premises, from any cause arising at any time to the fullest extent permitted by law, except to the extent caused by the willful misconduct or active negligence of Landlord, and Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord and hold Landlord, and their shareholders, directors, officers, trustees, employees, partners, affiliates and agents from any claims, liabilities, costs or expenses incurred or suffered arising from the use of occupancy of the Premises or any part of the Project by Tenant or Tenant's Agents, the acts or omissions of Tenant or Tenant's Agents, Tenant's breach of this Lease, or any damage or injury to person or property from any cause, except to the extent caused by the willful misconduct or active negligence of Landlord or from the failure of Tenant to keep the Premises in good condition and repair as herein provided, except to the extent due to the active negligence or willful misconduct of Landlord. Further, in the event Landlord is made party to any litigation due to the acts or omission of Tenant and Tenant's Agents, Tenant will indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from any such claim or liability including Landlord's costs and expenses and reasonable attorney's fees incurred in defending such claims.

15.  DESTRUCTION OF PREMISES:

  A. Landlord's Obligation to Restore: In the event of a destruction of the Premises during the Lease Term Landlord shall repair the same to a similar condition to that which existed prior to such destruction. Such destruction shall not annul or void this Lease; however, Tenant shall be entitled to a proportionate reduction of Base Monthly Rent while repairs are being made, such proportionate reduction to be based upon the extent to which the repairs interfere with Tenant's business in the Premises, as reasonably determined by Landlord. In no event shall Landlord be required to replace or restore Alterations, Tenant Improvements, or Tenant's fixtures or personal property. With respect to a destruction which Landlord is obligated to repair or may elect to repair under the terms of this Section, Tenant waives the provisions of
Section 1932, and Section 1933, Subdivision 4, of the Civil Code of the State of California, and any other similarly enacted statute, and the provisions of this
Section 15 shall govern in the case of such destruction.

  B. Limitations on Landlord's Restoration Obligation: Notwithstanding the provisions of Section 15.A, Landlord shall have no obligation to repair, or restore the Premises if any of the following occur: (i) if the repairs cannot be made within two hundred seventy (270) days from the date of receipt of all governmental approvals necessary under the laws and regulations of State, Federal, County or Municipal authorities, as reasonably determined by Landlord,
(ii) if the holder of the first deed of trust or mortgage encumbering the Building elects not to permit the insurance proceeds payable upon damage or destruction to be used for such repair or restoration, (iii) the damage or destruction is not fully covered by the insurance (plus any deductible amount) maintained by Landlord, (iv) the damage or destruction occurs in the last twenty four (24) months of the Lease

Term, (v) Tenant is in default pursuant to the provisions of Section 13, or (vi) Tenant has vacated the Premises for more than the immediately preceding one hundred twenty (120) days. In any such event Landlord may elect either to complete the repair or restoration, or terminate this Lease by providing Tenant written notice of its election within sixty (60) days following the damage or destruction. Tenant shall also have a right to terminate this Lease if the repairs cannot be made within two hundred seventy (270) days from the date of receipt of all governmental approvals necessary under the laws and regulations of State, Federal, County or Municipal authorities, by providing Landlord written notice of its election within sixty (60) days following the damage or destruction.

16.  CONDEMNATION:    If any part of the Premises shall be taken for any public
or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, and only a part thereof remains which is susceptible of occupation hereunder as reasonably determined by Tenant, this Lease shall, as to the part so taken, terminate as of the day before title vests in the condemnor or purchaser ("Vesting Date") and Base Monthly Rent payable hereunder shall be adjusted so that Tenant is required to pay for the remainder of the Lease Term only such portion of Base Monthly Rent as the value of the part remaining after such taking bears to the value of the entire Premises prior to such taking. If all of the Premises or such part thereof be taken so that there does not remain a portion susceptible for occupation hereunder as reasonably determined by Tenant, this Lease shall terminate on the Vesting Date. If part or all of the Premises be taken, all compensation awarded upon such taking shall go to Landlord, and Tenant shall have no claim thereto; except Landlord shall cooperate with Tenant, without cost to Landlord, to recover compensation for damage to or taking of any Alterations, Tenant Improvements, or for Tenant's moving costs, loss of or damage to Tenant's personal property, loss to Tenant because of interruption of business, Tenant's loss of goodwill, and the value attributable to any leasehold value for the difference between the market value of the Premises for the remainder or the term above the value, at the date of taking, of the rent payable for the remainder of the term. Tenant will have no right to pursue a claim based upon the residual value of the Land after expiration of the term or pursue claims or retain any award to which Landlord is entitled so as inequitably to diminish Landlord's award. Tenant hereby waives the provisions of California Code of Civil Procedures Section 1265.130 and any other similarly enacted statue, and the provisions of this Section 16 shall govern in the case of a taking.

17.  ASSIGNMENT OR SUBLEASE:

  A. Consent by Landlord:    Except as specifically provided in this Section 17,
Tenant may not assign, sublet, hypothecate, or allow a third party to use the Premises without the express written consent of Landlord, which consent shall not be unreasonably withheld or delayed. In the event Tenant desires to assign this Lease or any interest herein or sublet the Premises or any part thereof, Tenant shall deliver to Landlord (i) executed counterparts of any agreement and of all ancillary agreements with the proposed assignee/subtenant, (ii) current financial statements of the transferee covering the preceding three years, (iii) the nature of the proposed transferee's business to be carried on in the Premises, (iv) a statement outlining all consideration to be given on account of the Transfer, and (v) a current financial statement of Tenant. Landlord may condition its approval of any Transfer on receipt of a certification from both Tenant and the proposed transferee of all consideration to be paid to Tenant in connection with such Transfer. At Landlord's request, Tenant shall also provide additional information reasonably required by Landlord to determine whether it will consent to the proposed assignment or sublease. Landlord shall have a eight (8) business-day period following receipt of all the foregoing within which to notify Tenant in writing that Landlord elects to: (i) terminate this Lease in the event the proposed sublease or assignment is for substantially all of space in the Premises (provided, however, that Landlord shall not have the right to terminate on any sublease or assignment expiring, including any options in favor of sublessee/assignee, more than three (3) years prior to the Lease Expiration Date, including any options under this Lease which have been exercised by Tenant); (ii) permit Tenant to assign or sublet such space to the named assignee/subtenant on the terms and conditions set forth in the notice; or
(iii) refuse consent. If Landlord should fail to notify Tenant in writing of such election within the 30-day period, Landlord shall be deemed to have elected option (ii) above. In the event Landlord elects option (i) above, this Lease shall expire with respect to such part of the Premises on the date upon which the proposed sublease or transfer was to commence, and from such date forward, Base Monthly Rent and all other costs and charges shall be adjusted based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Building. In the event Landlord elects option
(ii) above, Landlord's written consent to the proposed assignment or sublease shall not be unreasonably withheld, provided and upon the condition that: (i) the proposed assignee or subtenant is engaged in a business that is limited to the use expressly permitted under this Lease; (ii) the proposed assignment or sublease is in form reasonably satisfactory to Landlord; (iii) the proposed sublease will not result in there being more than two (2) subtenants within the Premises at any time during the Lease Term; (iv) Tenant reimburses Landlord on demand for any reasonable costs that may be incurred by Landlord in connection with said assignment or sublease, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant and legal costs (not to exceed $2,000.00 per occurance) incurred in connection with the granting of any requested consent; and (v) Tenant shall not have advertised or publicized in any way the availability of the Premises without prior notice to Landlord. In the event all or any one of the foregoing conditions are not satisfied, Landlord shall be considered to have acted reasonably if it withholds its consent.

  B. Assignment or Subletting Consideration:    Landlord and Tenant hereby agree
that fifty percent (50%) of any rent or other economic consideration (not including any payments for Tenant's furniture or other personal property owned by Tenant, any payment for utilities or for other office services provided by Tenant); (i) realized by Tenant under any sublease or assignment, or (ii) realized by any subtenant under any sub-sublease of the Premises, in excess of the Base Monthly Rent payable hereunder after deducting reasonable subletting and assignment costs directly related to such sublease or assignment including lease commissions, attorneys fees, costs of demising or otherwise preparing the sublease space for occupancy, and the unamortized cost of Alterations applicable to the space so sublet or assigned, shall be paid to Landlord. Tenant's obligation to pay over Landlord's portion of the consideration constitutes an obligation for additional rent hereunder. The above provisions relating to Landlord's right to terminate the Lease and relating to the allocation of excess rent are independently negotiated terms of the Lease which constitute a material inducement for the Landlord to enter into the Lease, and are agreed by the Parties to be commercially reasonable. No assignment or subletting by Tenant shall relieve it of any obligation under this Lease. Any assignment or subletting which conflicts with the provisions hereof shall be void.

  C. No Release:    Any assignment or sublease shall be made only if and shall not be effective until the assignee or subtenant shall execute, acknowledge, and deliver to Landlord an agreement, in form and substance satisfactory to Landlord, whereby the assignee or subtenant shall assume all the applicable obligations of this Lease on the part of Tenant to be performed or observed and shall be subject to all the covenants, agreements, terms, provisions and conditions in this Lease. Notwithstanding any such sublease or assignment and the acceptance of rent by Landlord from any subtenant or assignee, Tenant and any guarantor shall remain fully liable for the payment of Base Monthly Rent and additional rent due, and to become due hereunder, for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and for all acts and omissions of any licensee, subtenant, assignee or any other person claiming under or through any subtenant or assignee that shall be in violation of any of the terms and conditions of this Lease, and any such violation shall be deemed a violation by Tenant. Tenant shall indemnify, defend and hold Landlord harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney fees) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant (except to the extent caused by Landlord's gross negligence or willful misconduct) or by any real estate brokers or other persons claiming compensation in connection with the proposed assignment or sublease.

  D. Reorganization of Tenant:    The provisions of this Section 17.D shall
apply if Tenant is a corporation and: (i) there is a dissolution, merger, consolidation, or other reorganization of or affecting Tenant, where

Tenant is not the surviving corporation, or (ii) there is a sale or transfer to one person or entity (or to any group of related persons or entities) of stock possessing more than 50% of the total combined voting power of all classes of Tenant's capital stock issued, outstanding and entitled to vote for the election of directors, and after such sale or transfer of stock Tenant's stock is no longer publicly traded. In a transaction under clause (i) the surviving corporation shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which such surviving corporation assumes the obligations of Tenant hereunder, and in a transaction under clause
(ii) the transferee or buyer shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which such transferee or buyer assumes the obligations of Tenant under the Lease.

  E. Permitted Transfers:    Notwithstanding anything contained in this Section
17, so long as Tenant otherwise complies with the provisions of this Article, Tenant may enter into any of the following transfers (a "Permitted Transfer") without Landlord's prior consent, and Landlord shall not be entitled to terminate the Lease or to receive any part of any subrent resulting therefrom that would otherwise be due pursuant to Sections 17.A and 17.B. Tenant may sublease all or part of the Premises or assign its interest in this Lease to (i) any corporation which controls, is controlled by, or is under common control with the original Tenant to this Lease by means of an ownership interest of more than 50%; (ii) a corporation which results from a merger, consolidation or other reorganization in which Tenant is not the surviving corporation, so long as the surviving corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction; and (iii) a corporation which purchases or otherwise acquires all or substantially all of the assets of Tenant so long as such acquiring corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction.

  F. Effect of Default:    In the event of Tenant's default, Tenant hereby
assigns all rents due from any assignment or subletting to Landlord as security for performance of its obligations under this Lease, and Landlord may collect such rents as Tenant's Attorney-in-Fact, except that Tenant may collect such rents unless a default occurs as described in Section 13 above. A termination of the Lease due to Tenant's default shall not automatically terminate an assignment or sublease then in existence; rather at Landlord's election, such assignment or sublease shall survive the Lease termination, the assignee or subtenant shall attorn to Landlord, and Landlord shall undertake the obligations of Tenant under the sublease or assignment; except that Landlord shall not be liable for prepaid rent, security deposits or other defaults of Tenant to the subtenant or assignee, or for any acts or omissions of Tenant and Tenant's Agents.

  G. Conveyance by Landlord:    As used in this Lease, the term "Landlord" is
defined only as the owner for the time being of the Premises, so that in the event of any sale or other conveyance of the Premises or in the event of a master lease of the Premises, Landlord shall be entirely freed and relieved of all its covenants and obligations hereunder, and it shall be deemed and construed, without further agreement between the Parties and the purchaser at any such sale or the master tenant of the Premises, that the purchaser or master tenant of the Premises has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder. Such transferor shall transfer and deliver Tenant's security deposit to the purchaser at any such sale or the master tenant of the Premises, and thereupon the transferor shall be discharged from any further liability in reference thereto.

  F. Successors and Assigns:    Subject to the provisions this Section 17, the
covenants and conditions of this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of all Parties hereto; and all Parties hereto comprising Tenant shall be jointly and severally liable hereunder.

18.  OPTION TO EXTEND THE LEASE TERM:

  A. Grant and Exercise of Option:    Landlord grants to Tenant, subject to the
terms and conditions set forth in this Section 18.A, two (2) options (the "Options") to extend the Lease Term for an additional term (the "Option Term"). Each Option Term shall be for a period of sixty (60) months and shall be exercised, if at all, by written notice to Landlord no later than nine (9) months prior to the date the Lease Term would expire but for such exercise, time being of the essence for the giving of such notice. If Tenant exercises the Option, all of the terms, covenants and conditions of this Lease except for the grant of additional Options pursuant to this Section, provided that Base Monthly Rent for the Premises payable by Tenant during the Option Term shall be the greater of
(i) the Base Monthly Rent applicable to the period immediately prior to the commencement of the Option Term, and (ii) ninety five percent (95%) of the Fair Market Rental as hereinafter defined. Notwithstanding anything herein to the contrary, if Tenant is in monetary or material non-monetary default under any of the terms, covenants or conditions of this Lease (beyond applicable cure periods) either at the time Tenant exercises the Option or at any time thereafter prior to the commencement date of the Option Term, then Landlord shall have, in addition to all of Landlord's other rights and remedies provided in this Lease, the right to terminate the Option upon notice to Tenant, in which event the Lease Term shall not be extended pursuant to this Section 18.A. As used herein, the term "Fair Market Rental" is defined as the rental and all other monetary payments, including any escalations and adjustments thereto (including without limitation Consumer Price Indexing) that Landlord could obtain during the Option Term from a third party desiring to lease the Premises, based upon the current use and other potential uses of the Premises, as determined by the rents then being obtained for new leases of space comparable in age and quality to the Premises in the same real estate submarket as the Building. The appraisers shall be instructed that the foregoing five percent (5%) discount is intended to offset comparable rents that include the following costs which Landlord will not incur in the event Tenant exercises its option (i) brokerage commissions, (ii) tenant improvement allowances, (iii) building improvement costs, and (iv) vacancy costs.

  B. Determination of Fair Market Rental:    If Tenant exercises the Option,
Landlord shall send Tenant notice no later than two hundred forty (240) days before to the Lease Expiration Date setting forth the Fair Market Rental for the Option Term. If Tenant disputes Landlord's determination of Fair Market Rental for the Option Term, Tenant shall, within thirty (30) days after the date of Landlord's notice setting forth Fair Market Rental for the Option Term, send to Landlord a notice stating that Tenant either elects to terminate its exercise of the Option, in which event the Option shall lapse and this Lease shall terminate on the Expiration Date, or that Tenant disagrees with Landlord's determination of Fair Market Rental for the Option Term and elects to resolve the disagreement as provided in Section 18.C below. If Tenant does not send Landlord a notice as provided in the previous sentence, Landlord's determination of Fair Market Rental shall be the basis for computing the Base Monthly Rent payable by Tenant during the Option Term. If Tenant elects to resolve the disagreement as provided in Section 18.C and such procedures are not concluded prior to the commencement date of the Option Term, Tenant shall pay to Landlord as Base Monthly Rent ninety five percent (95%) of the Fair Market Rental as determined by Landlord in the manner provided above. If the Fair Market Rental as finally determined pursuant to Section 18.C is greater than Landlord's determination, Tenant shall pay Landlord the difference between the amount paid by Tenant and ninety five percent (95%) of the Fair Market Rental as so determined in Section 18.C within thirty (30) days after such determination. If the Fair Market Rental as finally determined in Section 18.C is less than Landlord's determination, the difference between the amount paid by Tenant and ninety five percent (95%) of the Fair Market Rental as so determined in Section 18.C shall be credited against the next installments of Base Monthly Rent due from Tenant to Landlord hereunder.

  C.   Resolution of a Disagreement over the Fair Market Rental:    Any
disagreement regarding Fair Market Rental shall be resolved as follows:

     1. Within thirty (30) days after Tenant's response to Landlord's notice setting forth the Fair Market Rental, Landlord and Tenant shall meet at a mutually agreeable time and place, in an attempt to resolve the disagreement.

     2. If within the 30-day period referred to above, Landlord and Tenant cannot reach agreement as to Fair Market Rental, each party shall select one appraiser to determine Fair Market Rental. Each such appraiser shall arrive at a determination of Fair Market Rental and submit their conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described above.

     3. If only one appraisal is submitted within the requisite time period, it shall be deemed as Fair Market Rental. If both appraisals are submitted within such time period and the two appraisals so submitted differ by less than ten percent (10%), the average of the two shall be deemed as Fair Market Rental. If the two appraisals differ by more than 10%, the appraisers shall immediately select a third appraiser who shall, within thirty (30) days after his selection, make and submit to Landlord and Tenant a determination of Fair Market Rental. This third appraisal will then be averaged with the closer of the two previous appraisals and the result shall be Fair Market Rental.

     4. All appraisers specified pursuant to this Section shall be members of the American Institute of Real Estate Appraisers with not less than ten (10) years experience appraising office and industrial properties in the Santa Clara Valley. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser.

  D. Personal to Tenant:    All Options provided to Tenant in this Lease are
personal and granted to VeriSign, Inc. (and any permitted transferee pursuant to Section 17.E. above) and are not exercisable by any third party should Tenant assign or sublet all or a portion of its rights under this Lease, unless Landlord consents to permit exercise of any option by any assignee or subtenant, in Landlord's sole and absolute discretion. In the event Tenant has multiple options to extend this Lease, a later option to extend the Lease cannot be exercised unless the prior option has been properly exercised.

19.  GENERAL PROVISIONS:

  A. Attorney's Fees:    In the event a suit or alternative form of dispute
resolution is brought for the possession of the Premises, for the recovery of any sum due hereunder, to interpret the Lease, or because of the breach of any other covenant herein; then the losing party shall pay to the prevailing party reasonable attorney's fees including the expense of expert witnesses, depositions and court testimony as part of its costs which shall be deemed to have accrued on the commencement of such action. The prevailing party shall also be entitled to recover all costs and expenses including reasonable attorney's fees incurred in enforcing any judgment or award against the other party. The foregoing provision relating to post-judgment costs is severable from all other provisions of this Lease.

  B. Authority of Parties:   Tenant represents and warrants that it is duly
formed and in good standing, and is duly authorized to execute and deliver this Lease on behalf of said corporation, in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms. At Landlord's request, Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of the Lease.

  C. Brokers:    Tenant represents it has not utilized or contacted a real
estate broker or finder with respect to this Lease other than Cornish & Carey Commercial and Tenant agrees to indemnify, defend and hold Landlord harmless against any claim, cost, liability or cause of action asserted by any other broker or finder claiming through Tenant.

  D. Choice of Law:    This Lease shall be governed by and construed in
accordance with California law.   Except as provided in Section 19.E, venue
shall be Santa Clara County.

  E. Dispute Resolution: Landlord and Tenant and any other party that may become a party to this Lease or be deemed a party to this Lease including any subtenants agree that, except for any claim by Landlord for unlawful detainer or any claim within the jurisdiction of the small claims court (which small claims court shall be the sole court of competent jurisdiction), any controversy, dispute, or claim of whatever nature arising out of, in connection with or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort, or statute, shall be resolved at the request of any party to this agreement through a two-step dispute resolution process administered by J.A.M.S. or another judicial mediation service mutually acceptable to the parties located in Santa Clara County, California. The dispute resolution process shall involve first, mediation, followed, if necessary, by final and binding arbitration administered by and in accordance with the then existing rules and practices of J.A.M.S. or other judicial mediation service selected. In the event of any dispute subject to this provision, either party may initiate a request for mediation and the parties shall use reasonable efforts to promptly select a J.A.M.S. mediator and commence the mediation. In the event the parties are not able to agree on a mediator within thirty (30) days, J. A. M. S. or another judicial mediation service mutually acceptable to the parties shall appoint a mediator. The mediation shall be confidential and in accordance with California Evidence Code (S) 1119 et. seq. The mediation shall be held in Santa Clara County, California and in accordance with the existing rules and practice of J.A.M.S. (or other judicial and mediation service selected). The parties shall use reasonable efforts to conclude the mediation within sixty (60) days of the date of either party's request for mediation. The mediation shall be held prior to any arbitration or court action (other than a claim by Landlord for unlawful detainer or any claim within the jurisdiction of the small claims court which are not subject to this mediation/arbitration provision and may be filed directly with a court of competent jurisdiction). Should the prevailing party in any dispute subject to this Section 19.E attempt an arbitration or a court action before attempting to mediate, the prevailing party shall not be entitled to attorney's fees that might otherwise be available to them in a court action or arbitration and in addition thereto, the party who is determined by the arbitrator to have resisted mediation, shall be sanctioned by the arbitrator or judge.

IF A MEDIATION IS CONDUCTED BUT IS UNSUCCESSFUL, IT SHALL BE FOLLOWED BY FINAL AND BINDING ARBITRATION ADMINISTERED BY AND IN ACCORDANCE WITH THE THEN EXISTING RULES AND PRACTICES OF J.A.M.S. OR THE OTHER JUDICIAL AND MEDIATION SERVICE SELECTED, AND JUDGMENT UPON ANY AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED BY ANY STATE OR FEDERAL COURT HAVING JURISDICTION THEREOF AS PROVIDED BY CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 ET. SEQ, AS SAID STATUTES THEN APPEAR, INCLUDING ANY AMENDMENTS TO SAID STATUTES OR SUCCESSORS TO SAID STATUTES OR AMENDED STATUTES, EXCEPT THAT IN NO EVENT SHALL THE PARTIES BE ENTITLED TO PROPOUND INTERROGATORIES OR REQUEST FOR ADMISSIONS DURING THE ARBITRATION PROCESS. THE ARBITRATOR SHALL BE A RETIRED JUDGE OR A LICENSED CALIFORNIA ATTORNEY. THE VENUE FOR ANY SUCH ARBITRATION OR MEDIATION SHALL BE IN SANTA CLARA COUNTY, CALIFORNIA.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "MEDIATION AND ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "MEDIATION AND ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "MEDIATION AND ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

LANDLORD: /s/ JMS               TENANT: /s/ DLE
          --------------               --------------
  F. Entire Agreement:    This Lease and the exhibits attached hereto contains
all of the agreements and conditions made between the Parties hereto and may not be modified orally or in any other manner other than by written agreement signed by all parties hereto or their respective successors in interest. This Lease supersedes and revokes all previous negotiations, letters of intent, lease proposals, brochures, agreements, representations, promises, warranties, and understandings, whether oral or in writing, between the parties or their respective representatives or any other person purporting to represent Landlord or Tenant.

  G. Entry by Landlord: Upon prior notice to Tenant and subject to Tenant's reasonable security regulations, Tenant shall permit Landlord and his agents to enter into and upon the Premises at all reasonable times, and without any rent abatement or reduction or any liability to Tenant for any reasonable loss of occupation or quiet enjoyment of the Premises thereby occasioned, for the following purposes: (i) inspecting and maintaining the Premises; (ii) making repairs, alterations or additions to the Premises; (iii) erecting additional building(s) and improvements on the land where the Premises are situated or on adjacent land owned by Landlord; (iv) performing any obligations of Landlord under the Lease including remediation of Hazardous Materials if determined to be the responsibility of Landlord, (v) posting and keeping posted thereon notices of non-responsibility for any construction, alteration or repair thereof, as required or permitted by any law, and (vi) showing the Premises to Landlord's or the Master Landlord's existing or potential successors, purchaser, tenants and lenders. Tenant shall permit Landlord and his agents, at any time within one hundred eighty (180) days prior to the Expiration Date (or at any time during the Lease if Tenant is in default hereunder), to place upon the Premises "For Lease" signs and exhibit the Premises to real estate brokers and prospective tenants at reasonable hours.

  H. Estoppel Certificates:    At any time during the Lease Term, each party
(the "Responding Party") shall, within ten (10) business days following written notice from the other party (the "Requesting Party"), execute and deliver to the Requesting Party a written statement certifying, if true, the following: (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification); (ii) the date to which rent and other charges are paid in advance, if any; (iii) acknowledging that there are not, to Responding Party's knowledge, any uncured defaults on Requesting Party's part hereunder (or specifying such defaults if they are claimed); and (iv) such other information as Requesting Party may reasonably request. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of Requesting Party's interest in the Premises. The Responding Party's failure to deliver such statement within such time shall be conclusive upon the Responding Party that this Lease is in full force and effect without modification, except as may be represented by the Requesting Party, and that there are no uncured defaults in Requesting Party's performance. Tenant agrees to provide, within five (5) days of Landlord's request, Tenant's most recent three (3) years of audited financial statements for Landlord's use in financing or sale of the Premises or Landlord's interest therein.

  I. Exhibits:    All exhibits referred to are attached to this Lease and
incorporated by reference.

  J. Interest:    All rent due hereunder, if not paid when due, shall bear
interest at the rate of the Reference Rate published by Bank of America, San Francisco Branch, plus two percent (2%) per annum from that date until paid in full ("Agreed Interest Rate"). This provision shall survive the expiration or sooner termination of the Lease. Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California. Any interest paid in excess of those limits shall be refunded to Tenant by application of the amount of excess interest paid against any sums outstanding in any order that Landlord requires. If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to Tenant by Landlord. To ascertain whether any interest payable exceeds the limits imposed, any non-principal payment (including late charges) shall be considered to the extent permitted by law to be an expense or a fee, premium, or penalty rather than interest.

  K. This section intentionally left blank.

  L. No Presumption Against Drafter:    Landlord and Tenant understand, agree
and acknowledge that this Lease has been freely negotiated by both Parties; and that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

  M. Notices:    All notices, demands, requests, or consents required to be given under this Lease shall be sent in writing by U.S. certified mail, return receipt requested, or by personal delivery addressed to the party to be notified at the address for such party specified in Section 1 of this Lease, or to such other place as the party to be notified may from time to time designate by at least fifteen
(15) days prior notice to the notifying party. When this Lease requires service of a notice, that notice shall satisfy rather than supplement any similar statutorily required notice, including any notice required by Code of Civil Procedure Section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of such notice in the manner described in the first sentence of this Section 19.M. shall satisfy such statutory requirement.

  N. Property Management:    In addition, Tenant agrees to pay Landlord along
with the expenses to be reimbursed by Tenant a monthly fee for management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord), in the amount of three percent (3%) of the Base Monthly Rent.

  O. Rent:    All monetary sums due from Tenant to Landlord under this Lease, including, without limitation those referred to as "additional rent", shall be deemed as rent.

  P. Representations:    Tenant acknowledges that neither Landlord nor any of
its employees or agents have made any agreements, representations, warranties or promises with respect to the Premises or with respect to present or future rents, expenses, operations, tenancies or any other matter. Except as herein expressly set forth herein, Tenant relied on no statement of Landlord or its employees or agents for that purpose.

  Q. Rights and Remedies:    Subject to Section 14 above, All rights and
remedies hereunder are cumulative and not alternative to the extent permitted by law, and are in addition to all other rights and remedies in law and in equity.

  R. Severability:    If any term or provision of this Lease is held
unenforceable or invalid by a court of competent jurisdiction, the remainder of the Lease shall not be invalidated thereby but shall be enforceable in accordance with its terms, omitting the invalid or unenforceable term.

  S. Submission of Lease:    Submission of this document for examination or
signature by the parties does not constitute an option or offer to lease the Premises on the terms in this document or a reservation of the Premises in favor of Tenant. This document is not effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.

  T. Subordination:    This Lease is subject and subordinate to ground and
underlying leases, mortgages and deeds of trust (collectively "Encumbrances") which may now affect the Premises, to any covenants, conditions or restrictions of record, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance ("Holder") require that this Lease be prior and superior thereto, within seven (7) days after written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver all documents or instruments, in the commercially reasonable form presented to Tenant, which Landlord or Holder deems necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided only, that in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, Holder agrees to recognize Tenant's rights under this Lease as long as Tenant is not in default either at the time Holder recognizes such rights or at any time thereafter. Within ten (10) business days after Landlord's written request, Tenant shall execute any documents in commercially reasonable form required by Landlord or the Holder to make this Lease subordinate to any lien of the Encumbrance, provided that within those documents the Tenant's rights under this Lease are recognized only as long as Tenant is not in default. If Tenant fails to do so, then in addition to such failure constituting a default by Tenant, it shall be deemed that this Lease is so subordinated to such Encumbrance. Notwithstanding anything to the contrary in this Section, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such encumbrance.

Landlord shall cause the existing lender to furnish to Tenant, within sixty (60) days of the date of both parties' execution of this Lease, with a written agreement providing for (i) recognition by the lender of all of the terms and conditions of this Lease; and (ii) continuation of this Lease upon foreclosure of existing lender's security interest in the Premises. In the event that Landlord is unable to provide such agreement, Tenant's sole remedy shall be termination of the Lease, which election shall be made within fourteen (14) days following the expiration of such sixty (60) day period.

  U. Survival of Indemnities: All indemnification, defense, and hold harmless obligations of Landlord and Tenant under this Lease shall survive the expiration or sooner termination of the Lease.

  V. Time:    Time is of the essence hereunder.

  W. Transportation Demand Management Programs: Should a government agency or municipality require Landlord to institute TDM (Transportation Demand Management) facilities and/or programs, Tenant agrees that the cost of TDM imposed facilities and programs required on the Premises, including but not limited to employee showers, lockers, cafeteria, or lunchroom facilities, shall be paid by Tenant. Further, any ongoing costs or expenses associated with a TDM program which are required for the Premises and not provided by Tenant, such as an on-site TDM coordinator, shall be provided by Landlord with such costs being included as additional rent and reimbursed to Landlord by Tenant within thirty
(30) days after demand. If TDM facilities and programs are instituted on a Project wide basis, Tenant shall pay its proportionate share of such costs in accordance with Section 8 above.

  X. Waiver of Right to Jury Trial:    Landlord and Tenant waive their
respective rights to trial by jury of any contract or tort claim, counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant's use or occupancy of the Premises, including any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance.

  Y. Recordation:    A short form Memorandum of Lease, in form and content
reasonably acceptable to the parties, will be executed in recordable form by each party following execution of this Lease, delivered to Tenant, and may be recorded by Tenant at its expense.

20.  RIGHT OF FIRST OFFER TO PURCHASE:

     A.  Grant and Exercise of Option:    In the event Landlord elects to sell
the Building either separately or as part of a larger sale including other building(s) within the Project ("Offered Property"), Landlord (referred to hereinafter in this Section 20 as "Seller") hereby grants Tenant a right of first offering to purchase. Prior to Seller committing to sell its interest in the Offered Property to a third party, Seller shall give Tenant written notice of such desire and the terms and other information under which Seller intends to sell the Offered Property. Provided at the time of such written notice: (i) Tenant leases at least two buildings within the Project; and (ii) Tenant is not in default under the Lease beyond the expiration of any applicable cure period, Tenant shall have the option, which must be exercised, if at all, by written notice to Seller within fifteen (15) days after Tenant's receipt of Seller's notice, to purchase Seller's interest in the Offered Property at the sales price and terms of sale specified in the notice. In the event Tenant timely exercises such option to purchase its interest in the Offered Property, Seller shall sell its interest in the Offered Property to Tenant, and Tenant shall purchase its interest in the Offered Property from Seller in accordance with the price and terms specified in Seller's notice. Seller and Tenant shall, in good faith, attempt to reach agreement on the terms of a mutually acceptable purchase agreement consistent with the terms set forth in Seller's notice within thirty
(30) days of Tenant's exercise of its option to purchase.  In the event either:
(i) Tenant fails to exercise Tenant's option within said 15-day period; or (ii) after Tenant's exercise, Seller and Tenant are unable to reach agreement on a mutually acceptable purchase agreement within the subsequent 30-day period; Seller shall have one hundred eighty (180) days thereafter to sell its interest in the Offered Property at no less than ninety percent (90%) of the sales price and upon substantially the same other terms of sale as specified in the notice to Tenant. In the event

Seller fails to sell its interest in the Offered Property within said one hundred eighty (180) day period or in the event Seller proposes to sell its interest in the Offered Property at less than ninety percent (90%) of the sales price or on other material terms which are more favorable to the prospective buyer than that proposed to Tenant, Seller shall be required to resubmit such offer to Tenant in accordance with this Right of First Offering except that Tenant shall be required to respond to any resubmission within a seven (7) day period.

     B.  Exclusions:    This Right of First Offering shall automatically
terminate (i) upon the expiration or sooner termination of the Lease, or (ii) in the event of a foreclosure or other involuntary transfer of Landlord's interest in the Building. Further, this Right of First Offering shall not apply to transfers (but shall survive such transfers) of all or a portion of the Building or Project to (i) John A. Sobrato and/or John M. Sobrato (individually and collectively "Sobrato"), (ii) any immediate family member of Sobrato, (iii) any trust established, in whole or in part, for the benefit of Sobrato and/or any immediate family member of Sobrato, (iv) any partnership in which Sobrato or any immediate family member, either directly or indirectly (e.g., through a partnership or corporate entity or a trust) retains a general partner interest, and/or (v) any corporation under the control, either directly or indirectly, by Sobrato or any immediate family member of Sobrato.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the day and year first above written.

Landlord:  Ellis-Middlefield Business Park,    Tenant:  VeriSign, Inc.
a California Limited Partnership            a Delaware corporation


By:  /s/ John M. Sobrato                    * By: /s/ Dana L. Evan
     -----------------------------                ----------------------------

Its:  G.P.                                      Its:         CFO
     -----------------------------              ------------------------------

                                            * By: /s/ Stratton D. Sclavos
                                                  ----------------------------

                                            Its: President/CEO
                                                ------------------------------


* NOTE: This lease must either: (i) be signed by two (2) officers of such corporation: one being the chairman of the board, the president, or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer; or (ii) signed by the chief financial officer and accompanied by a corporate resolution authorizing such signing. With respect to item (i) above, if one (1) individual is signing in two (2) of the foregoing capacities, that individual must sign twice; once as one officer and again as the other officer and in such event, Tenant must deliver to Landlord a certified copy of a corporate resolution authorizing the signatory to execute this Lease.

                  Exhibit "A" - Premises, Building & Project

                        [PLAN OF BUILDINGS SHOWN HERE]

                 Exhibit "A-1" - Premises, Buildings & Project

                        [PLAN OF BUILDINGS SHOWN HERE]

                      EXHIBIT "B" - Draft Letter of Credit